Exhibit 99.1
PRESS RELEASE

ERA GROUP INC. ANNOUNCES AGREEMENT TO SELL ITS FIXED BASE OPERATION IN ALASKA TO LANDMARK AVIATION
Houston, TX
April 8, 2015

FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) (“Era Group”), today announced that it has reached an agreement to sell its fixed based operation (“FBO”) business at Ted Stevens Anchorage International Airport to Landmark Aviation, a company with a network of 68 fixed based operations in the U.S., Canada, and Western Europe.
Under the terms of a purchase and sale agreement, Piedmont Hawthorne Aviation, LLC, part of the Landmark Aviation network, will acquire Era Group’s subsidiary, Era FBO, LLC, through a 100% equity purchase. The transaction, which is expected to close during the second quarter of 2015, is subject to customary closing conditions.
“We are pleased to have reached a deal with Landmark to sell the FBO in Alaska. Landmark presented a compelling offer, and we believe Era’s shareholders will benefit from alternative deployment of this capital,” said Chris Bradshaw, CEO of Era Group. “On behalf of Era, I would like to thank everyone at the FBO for their dedication and support throughout the years. Landmark is a leading operator of fixed based operations, and we believe our customers and employees will continue to thrive under their stewardship.”
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, India, Norway, Spain and the United Kingdom. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
For additional information concerning Era Group, contact Harmony Packard at (713) 369-4625 or visit Era Group's website at www.eragroupinc.com.
About Landmark
Headquartered in Houston, Texas, Landmark Aviation operates a network of fixed base operations located throughout the U.S., Canada and Western Europe. The Company offers a wide range of services, including FBO, MRO and aircraft management and charter. Landmark is a portfolio company of the Carlyle Group. For more information, visit www.landmarkaviation.com.